Exhibit 5.1

ALSTON&BIRD LLP

90 Park Avenue

New York, NY 10016

212-210-9400

Fax:212-210-9444

www.alston.com

May 8, 2008

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Re:                              Duke Realty Limited Partnership – Registration Statement on Form S-3 (Registration Statement No. 333-136173-01), filed with the Securities and Exchange Commission on July 31, 2006

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”), in connection with the Duke Entities’ filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Operating Partnership’s issuance of $325 million in aggregate principal amount of 6.25% Senior Notes Due 2013 (the “Notes”), pursuant to the Company’s prospectus, dated August 3, 2007 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated May 5, 2008 (the “Prospectus Supplement”).  The Notes are to be issued under the Fourth Supplemental Indenture, dated as of May 8, 2008 (the “Fourth Supplemental Indenture”), to the original Indenture, dated as of July 28, 2006 (as supplemented by the Fourth Supplemental Indentures, the “Indenture”), by and between the Operating Partnership and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  The Notes are being issued and sold to the underwriter (the “Underwriter”) pursuant to the Terms Agreement, dated as of May 5, 2008 (including the terms of the related Underwriting Agreement, dated as of August 17, 2006, and attached as Annex A thereto and made a part thereof, the “Terms Agreement”), by and among the Operating Partnership, the Company and the Underwriter, named therein.  The Terms Agreement, the Indenture and the Notes collectively are referred to herein as the “Transaction Documents.”

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or

Atlanta • Charlotte • Dallas • New York • Research Triangle • Washington, D.C.

controlling entities of the Duke Entities and the organizational documents of the Duke Entities, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke Entities, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.  We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Duke Entities in connection with the issuance of the Notes, including, without limitation, the Transaction Documents, certificates and statements of responsible officers of the Duke Entities, and certificates of public officials.  Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of New York that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Transaction Documents, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that, upon due execution of the Notes by the Operating Partnership, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Terms Agreement, the Notes will be validly issued and will constitute legally binding obligations of the Operating Partnership entitled to the benefits of the Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus

Supplement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent.  The only opinion rendered by us consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark F. McElreath
Mark F. McElreath
A Partner